Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES COMMERCIAL LAUNCH OF KERYDIN (TAVABOROLE) TOPICAL SOLUTION, 5% IN THE UNITED STATES

Palo Alto, CA — September 22, 2014 — Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC) today announced the U.S. launch of Anacor’s FDA-approved drug KERYDINTM (tavaborole) topical solution, 5% by Sandoz Inc., a Novartis company.  KERYDIN is the first oxaborole antifungal indicated for the topical treatment of onychomycosis of the toenails, a fungal infection of the nail and nail bed that affects approximately 35 million people in the United States, according to Podiatry Today.  In July 2014, Anacor announced that it had entered into an exclusive agreement with Sandoz, pursuant to which Sandoz will distribute and commercialize KERYDIN in the United States.

“We are pleased to announce the commercial launch of Anacor’s first approved product, KERYDIN, through PharmaDerm, the branded dermatology division of Sandoz,” said Paul Berns, Chairman and Chief Executive Officer of Anacor Pharmaceuticals.  “We have been working closely with the team at PharmaDerm and are confident in their ability to commercialize KERYDIN in the U.S.”

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDINTM (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which Sandoz will distribute and commercialize KERYDIN in the United States.  Anacor’s lead product candidate is AN2728, an investigational anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and AN2728, Anacor has discovered, synthesized and is developing six molecules.  These include three wholly-owned investigational product candidates.  AN2718 is an investigational topical antifungal, AN2898 is an investigational topical PDE-4 inhibitor, and AN3365 is an investigational Gram-negative antibiotic.  Anacor has also discovered three other investigational compounds that it has out-licensed for further development.  The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis (HAT, or sleeping sickness), and the third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in earlier stages of research and pre-clinical development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, safety and efficacy of Anacor’s product candidates, timing and potential approval of Anacor’s product candidates and timing and potential commercial success of Anacor’s products.  These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Anacor undertakes no obligation to update any forward-looking statement in this press release except as required by law.  These forward looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.  The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful launch of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz; any issues or delays arising during the course of Anacor’s Phase 3 studies or other studies relating to AN2728; any delay or failure by the FDA to approve AN2728; Anacor’s ability to timely and successfully launch, either alone or with a partner, AN2728; and the other risks identified in Anacor’s periodic filings, including Anacor’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

Company Contacts:

Geoff Parker, 650-543-7516

Executive Vice President and Chief Financial Officer

DeDe Sheel, 650-543-7575

Senior Director, Investor Relations and Corporate Communications